Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Separation Agreement”) between AXIALL CORPORATION (“Company” or “Axiall”) and you sets forth certain terms of your separation from the Company, in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.             STATUS OF EMPLOYMENT

You agree that, at the direction of the Board, you are resigning from your positions as President, Chief Executive Officer and Director with the Company effective July 5, 2015 (“Retirement Date”).  As of the Retirement Date, you also agree that you resign from all positions you hold as an officer, employee or director of the Company’s subsidiaries and affiliates, and will promptly execute any such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from all positions with the Company.

2.             SEVERANCE BENEFITS

In consideration for you signing this Separation Agreement no earlier than the Retirement Date, you will receive payments and benefits as specified in Exhibit A attached hereto (the “Severance Benefits”).  You acknowledge that the compensation and benefits provided under this Separation Agreement are greater than what you would be legally entitled to receive in the absence of this Separation Agreement.

3.             RESTRICTIVE COVENANTS

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Paragraph 8 of each of the Restricted Stock Unit Agreements granted to you in May 2013, May 2014 and May 2015 (collectively, the “RSU Agreements”) and the post-employment covenants set forth in any applicable equity incentive agreement; provided, however, that the Company’s sole remedy for violation of any such post-employment covenant shall be limited to the remedies set forth in such RSU Agreement or other applicable equity incentive agreement.  Paragraph 8 of each RSU Agreement expressly survives the termination of your employment and the terms of Paragraph 8 are incorporated herein.  You shall no longer be subject to any post-employment covenants set forth in any agreement between you and the Company other than described in Paragraph 8 of each RSU Agreement or in any other equity incentive agreement.

4.             LIMITATIONS

Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.             WAIVER AND RELEASE

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents, subsidiaries and affiliates (the “Axiall Companies”), and any and all past, present, or future related persons or entities, including but not limited to the Company’s and the Axiall Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Axiall Corporation (the “Released Parties”) from, any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Separation Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.

The above release does not waive claims (i) that may arise after you sign this Separation Agreement, (ii) which cannot be released by private agreement or (iii) to enforce the terms of this Separation Agreement, including the payment of the compensation and benefits specified in Exhibit A.

6.             COVENANT NOT TO SUE

You understand that this release will be final and binding.  You promise that you will not pursue any claim that you have settled by this release.  You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint.  The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or other corporate governing law or instruments.

7.             MATERIAL BREACH

You agree that in any breach of those provisions set forth in Paragraph 8 of the RSU Agreements, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or Axiall Companies will also be entitled to specific performance by you.  No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you.  You will be entitled to recover actual damages and reasonable legal or other fees and expenses incurred by you to enforce the terms of this Separation Agreement if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement; provided, however, that (a) the amount of such fees and expenses eligible for reimbursement in accordance with this sentence in any one calendar year shall not affect the amount of fees and expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (c) your rights to reimbursement pursuant to this sentence shall not be subject to liquidation or exchange for another benefit.  Failure by either party to enforce any term of condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8.             NO RE-EMPLOYMENT

You understand that your employment with the Company terminated on July 5, 2015.  You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

9.             REVIEW OF SEPARATION AGREEMENT

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement no earlier than the Retirement Date.

10.          RETURN OF PROPERTY

You affirm that you have, or will within a reasonable time after the date of this Separation Agreement, returned to the Company all Company Property, as described more fully below.  “Company Property” includes company-owned motor vehicles, equipment, supplies and documents.  Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

11.          NON-DISPARAGEMENT

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or Axiall Companies, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.  The Company shall direct the officers and directors of the Company and Axiall Companies not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about you. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

12.          NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or

Axiall Companies.  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement contains the entire agreement between the Company, other Axiall Companies and you regarding your departure from the Company, provided that, except as set forth in Paragraph 3 of this Separation Agreement, all post-employment covenants contained in Paragraph 8 of the RSU Agreements or in any other equity incentive agreement, remain in full force and effect.  The Severance Benefits are in full satisfaction of all compensation arrangements between you and the Company and any severance benefits under the Company’s Executive Officer and Key Employee Severance Plan. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Georgia.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.  Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable.  The provisions of this Separation Agreement are severable.  If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

PAUL D. CARRICO

/s/ Paul D. Carrico

Date: July 5, 2015

AXIALL CORPORATION

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

Date: July 5, 2015

Exhibit A
Severance and Other Benefits*

1.     Severance benefits under the Axiall Corporation Executive Officer and Key Employee Severance Plan (the “Severance Plan”), which severance benefits consist of the following (as further described in, and qualified by reference to, the Severance Plan):

•      A lump sum cash payment equal to 1 times your base salary (as in effect immediately prior to the Retirement Date) in an amount equal to $975,000.00, payable on February 1, 2016 (or, in the event of death prior to February 1, 2016, within thirty (30) days following your death);

•      A lump sum cash payment equal to 1 times your target payment under the Company’s short term cash incentive plan for the year in which the Retirement Date occurs in an amount equal to $1,072,500.00, payable on February 1, 2016 (or, in the event of death prior to February 1, 2016, within thirty (30) days following your death);

•      Monthly COBRA reimbursement payments as calculated under the Severance Plan until the earlier of (a) your eligibility for group health benefits through new employment or otherwise, or (b) 18 months after the Retirement Date, which amount shall not exceed $17,838.00; and

•      Payment for outplacement benefits provided by a Company-selected service group up to a maximum of $25,000.00 during the 12 consecutive months after the Retirement Date.

2.     Treatment of outstanding equity awards in accordance with the terms of the applicable equity incentive plans and related equity award agreements, with the termination treated as a retirement, including the following benefits (as further described in, and qualified by reference to, such plans and agreements):

•      Pro-rata vesting of the Performance Restricted Stock Units granted to you in May 2014 and May 2015 pursuant to the Company’s form of TSR-Based Performance Restricted Stock Unit Agreement, with the pro-rata amount (a) based on the number of full weeks from the date of grant until the Retirement Date relative to the total number of full weeks in the performance period, and (b) determined and contingent upon actual achievement of the applicable management objectives; and

•      Continued exercisability of the stock options that you hold immediately prior to your retirement until ten years after the date of grant.

3.     A special bonus in the amount of $500,000.00, payable within three (3) business days after execution of the Separation and Release Agreement.

4.     Accrued salary, payable within three (3) business days after execution of the Separation and Release Agreement, and vested benefits under the Axiall Corporation Deferred

* Except as otherwise expressly provided, all benefits to be paid or provided in the manner and at the time specified in the underlying plan or agreement, or as required under applicable law.

Compensation Plan, the Axiall Corporation Retirement Plan, and the Axiall Corporation 401(k) Retirement Savings Plan.

5.     Your spouse and other dependents will be entitled to elect continuation coverage under COBRA after you become entitled to benefits under title XVIII of the Social Security Act.

6.     Reimbursement of legal fees incurred by you in connection with your termination of employment and the negotiation of the Separation and Release Agreement, in an amount not to exceed $25,000.